Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 145 to the Registration Statement on Form N–1A of Fidelity Aberdeen Street Trust: Fidelity Multi-Asset Index Fund, of our report dated April 12, 2022,  relating to the financial statements and financial highlights included in the February 28, 2022 Annual Report to Shareholders of the above referenced fund, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 2022